Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ALLARITY THERAPEUTICS, INC.", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF NOVEMBER, A.D. 2022, AT 1:54 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5766562 8100
SR# 20224083116

Authentication: 204919341
Date: 11-22-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:54 PM 11/22/2022
FILED 01:54 PM 11/22/2022
SR 20224083116 - File Number 5766562

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK OF
ALLARITY THERAPEUTICS, INC.

Allarity Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Corporation"), does hereby certify as follows:

FIRST: That this Certificate of Amendment to Certificate of Designations of Series A Convertible Preferred Stock amends certain provisions of the Certificate of Designations of Series A Convertible Preferred Stock of the Corporation ("Certificate of Designations") filed with the Secretary of State of the State of Delaware on December 14, 2021.

SECOND: The Board of Directors (the "Board") duly adopted resolutions approving the following amendment to the Certificate of Designations of Series A Convertible Preferred Stock in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware, wherein the Board declared the amendment to be advisable and recommended that the stockholders of the Corporation entitled to vote thereon likewise adopt and approve the amendment.

THIRD: Section 12 of Certificate of Designations is hereby amended and restated in its entirety as follows:

12. Voting Rights. Subject to the limitations specified in Section 4(d) hereof, holders of Preferred Shares shall have the right to vote on all matters presented to the stockholders for approval together with the shares of Common Stock, voting together as a single class, on an "as converted" basis using the "Conversion Price" as set forth in Section 4(b)(ii) hereof (rounded down to the nearest whole number and using the record date for determining the stockholders of the Company eligible to vote on such matters), except as required by law (including without limitation, the DGCL) or as otherwise expressly provided in the Certificate of Incorporation or this Certificate of Designations. Holders of the Preferred Shares shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's bylaws and the DGCL. For the sake of clarity, the number of votes the Preferred Shares are entitled to shall be determined by using the Conversion Price set forth in Section 4(b)(ii), and not the Alternate Conversion Price as defined herein, and always subject to the limitations set forth in Section 4 (d) hereof. The voting rights created by this Section 12 shall expire on February 28, 2023, and thereafter holders of Preferred Shares shall not have voting rights except as required by law (including without limitation, the DGCL).

To the extent that under the DGCL the vote of the holders of the Preferred Shares, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Required Holders represented at a duly held meeting at which a quorum is present or by written consent of the Required Holders (except as otherwise may be required under the DGCL), shall constitute the approval of such action by both the class or the series, as applicable.

FOURTH: That this Certificate of Amendment to the Certificate of Designations of Series A Convertible Preferred Stock was duly adopted in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware and amends the provisions of the Corporation's Certificate of Designations of Series A Convertible Preferred Stock.

FIFTH: All other provisions of the Certificate of Designations of Series A Convertible Preferred Stock shall remain in full force and effect.

SIXTH: This Certificate of Amendment to the Certificate of Designations of Series A Convertible Preferred Stock shall become effective immediately upon its filing with and acceptance by the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Designations of Series A Convertible Preferred Stock to be duly executed in its name on its behalf by its duly authorized officer as of the 21st of November, 2022.

Allarity Therapeutics, Inc.

By:____________________________

James G. Cullem
Chief Executive Officer